RULE 424(b)(3) PROSPECTUS

REGISTRATION NO. 333-61612

SUPPLEMENT TO PROSPECTUS

DATED JUNE 4, 2001

499,941 SHARES

PERFORMANCE FOOD GROUP COMPANY

Common Stock

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This is a prospectus supplement for the issuance of 499,941 shares of the Company's common stock as partial consideration for the Company's acquisition of Thoms-Proestler Company ("TPC") and TPC Logistics, Inc. ("Logistics") pursuant to a Stock Purchase Agreement dated July 26, 2002, by and among the Company, TPC, Logistics, and all the stockholders of TPC and Logistics.

The shares of common stock issued in connection with the Stock Purchase Agreement were registered in the names of Stuart W. Thoms, Mary J. Thoms, Thomas W. Thoms, Michael S. Thoms, Theodore M. Thoms and Mary E. Tennant (collectively, the "Former Shareholders"). The Former Shareholders may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.

The date of this supplement is August 2, 2002.